Exhibit 10.1

January 27, 2026

ACREFI Management, LLC

c/o Apollo Global Management LLC

9 West 57th Street, 42nd Floor

New York, New York 10019

Re:	A&R Management Agreement

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase and Sale Agreement entered into as of the date hereof (as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this letter agreement (as applicable), the “Purchase Agreement”), by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), and Athene Holding Ltd., a Delaware corporation. Unless otherwise defined herein, capitalized terms used in this letter shall have the same meaning as set forth in the Purchase Agreement.

In connection with the entry by the Company into the Purchase Agreement, the Company has requested that ACREFI Management, LLC (the “Manager”) and ACREFI Operating, LLC (the “Operating LLC”) enter into this letter agreement to set forth certain agreements and understandings between the Company, the Operating LLC and the Manager. As inducement and in consideration for the Company’s willingness to enter into the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amended and Restated Management Agreement. On or prior to the Closing Date (and in any event, no later than the Closing), the Company, the Manager and the Operating LLC shall each (a) execute and deliver counterpart signature pages to that certain Amended and Restated Management Agreement in the form attached hereto as Exhibit A (the “A&R Management Agreement”); provided, that the A&R Management Agreement executed and delivered at the Closing may deviate from the form attached hereto as Exhibit A to reflect (i) the insertion of the effective date thereof (which, for the avoidance of doubt, shall be the Closing Date), (ii) the correction of scrivener’s errors, or (iii) such other changes as may be expressly approved by the Special Committee of the Board of Directors of the Company constituted for purposes of the transactions contemplated by the Purchase Agreement (the “Special Committee”)), and (b) take or cause to be taken such other actions as may be necessary or appropriate to cause the A&R Management Agreement to become effective contemporaneously with the Closing. The parties hereto acknowledge and agree that the Company shall not be permitted to amend or waive the condition to Closing contained in Section 6.2(d) of the Purchase Agreement without the express prior approval of the Special Committee.

2. Miscellaneous.

a. This letter agreement shall automatically terminate and be of no further force or effect upon any valid termination of the Purchase Agreement.

b. Section 12.4 (Governing Law) and Section 12.11 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference.

c. The terms of this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

d. This letter agreement may not be amended, waived or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing, no amendment, waiver, or modification to this letter agreement shall be effective without the express prior approval of the Special Committee, except for deviations from the form attached hereto as Exhibit A to the extent expressly permitted pursuant to Section 1 above. No party shall take any action, directly or indirectly, to circumvent or avoid any requirement for the approval of the Special Committee under this letter agreement.

e. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this letter agreement.

f. This letter agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this letter agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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2

This letter agreement is duly executed and delivered by each of the parties below as of the date set forth above.

Very truly yours,

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

ACREFI OPERATING, LLC

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

ACKNOWLEDGED AND AGREED: ACREFI MANAGEMENT, LLC

By:	/s/ Jessica L. Lomm
Name: Jessica L. Lomm
Title: Vice President

[Signature Page to Letter Agreement (Management Agreement)]

Exhibit A

A&R Management Agreement

Attached.

FINAL FORM

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT is entered into as of [•]1 (the “Effective Date”), by and among APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (the “Company”), ACREFI OPERATING, LLC, a Delaware limited liability company (“Operating LLC”) and ACREFI MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a corporation that has elected and intends to continue to qualify to be taxed as a REIT for federal income tax purposes;

WHEREAS, the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services;

WHEREAS, reference is made to that certain Management Agreement by and between the Company, Operating LLC and the Manager, dated as of September 23, 2009 (as amended, modified or supplemented from time to time prior to the Effective Date, the “Original Agreement”); and

WHEREAS, the Company, Operating LLC and the Manager desire to amend and restate the Original Agreement in its entirety pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Advisers Act” shall have the meaning set forth in Section 2(b).

(b) “Agreement” means this Amended and Restated Management Agreement, as amended, restated or supplemented from time to time.

(c) “Apollo” means Apollo Global Management, LLC, a Delaware limited liability company, together with its subsidiaries.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(e) “Apollo Global Real Estate Management” shall have the meaning set forth in Section 2(b).

(f) “Assets” means the assets of the Company and the Subsidiaries.

(g) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

[1]	Note: To be the Closing Date (as defined in the Purchase Agreement).

(h) “Base Management Fee” means the Pre-Milestone Base Management Fee or the Post-Milestone Base Management fee, as applicable.

(i) “Board of Directors” means the Board of Directors of the Company.

(j) “Book Value Per Share” means, as of the date of any applicable fiscal quarter end, the Stockholders’ Equity, less the aggregate liquidation preference of the Series B-1 Preferred Stock and any other securities of the Company that are entitled to a liquidation preference, divided by the total number of shares of Common Stock outstanding.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(m) “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(n) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(o) “Company Indemnified Party” shall have the meaning set forth in Section 11(b) of this Agreement.

(p) “Core Earnings” means the net income (loss), computed in accordance with GAAP (taking into account all applicable operating expenses of the Company and its Subsidiaries, including for the avoidance of doubt, the Base Management Fee), excluding: (i) non-cash equity compensation expense; (ii) depreciation and amortization; (iii) any unrealized gains or losses or other non-cash items that are included in net income, regardless of whether such items are included in other comprehensive income or loss, or in net income; (iv) one-time events pursuant to changes in GAAP; (v) certain non-cash charges; and (vi) the Incentive Compensation, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

(q) “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(r) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(s) “Excess Funds” shall have the meaning set forth in Section 2(n) of this Agreement.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” shall have the meaning set forth in Section 9 of this Agreement.

(v) “GAAP” means generally accepted accounting principles, as applied in the United States.

(w) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the limited liability company operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x) “Guidelines” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

(y) “Incentive Compensation” means, with respect to any fiscal quarter following achievement of the ROE Milestone, an incentive fee calculated and payable (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) with respect to such fiscal quarter in arrears, in an amount not less than zero and expressed in U.S. Dollars for purposes of determining the number of shares of Common Stock to be issued to the Manager as payment therefor, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company for the previous 12-month period, and (ii) the product of (A) average Stockholders’ Equity for the previous 12-month period as of the end of such fiscal quarter and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three fiscal quarters of such previous 12-month period; provided, however, that no Incentive Compensation shall be payable with respect to any fiscal quarter unless Core Earnings for the 12 most recently completed fiscal quarters is greater than zero.

(z) “Indemnitee” shall have the meaning set forth in Section 11(b) of this Agreement.

(aa) “Indemnitor” shall have the meaning set forth in Section 11(c) of this Agreement.

(bb) “Independent Directors” means the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

(cc) “Initial Term” shall have the meaning set forth in Section 12 of this Agreement.

(dd) “Investment Committee” means the Manager’s investment committee that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition of Assets, sourcing, financing and leveraging strategies and compliance with the Company’s Guidelines.

(ee) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ff) “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(gg) “Manager Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.

(hh) “Monitoring Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(ii) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(jj) “NYSE” means the New York Stock Exchange Euronext.

(kk) “Operating LLC” shall have the meaning set forth in the introductory paragraph of this Agreement.

(ll) “Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

(mm) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(nn) “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(oo) “Post-Milestone Base Management Fee” means, in respect of each fiscal quarter following the fiscal quarter in which the ROE Milestone is achieved, a base management fee in an amount equal to 1.5% per annum, calculated and paid (in cash) quarterly in arrears, of the Stockholders’ Equity.

(pp) “Pre-Milestone Base Management Fee” means, in respect of each fiscal quarter following the Effective Date and prior to and inclusive of the quarter in which the ROE Milestone is achieved, a base management fee, calculated as follows:

(i) if ROE for such fiscal quarter is less than 7.5% (determined on an annualized basis for such quarter), an amount equal to 0.75% per annum calculated and paid (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) quarterly in arrears, of the Stockholders’ Equity; or

(ii) if ROE for such fiscal quarter equals or exceeds 7.5% (determined on an annualized basis for such quarter), an amount equal to 1.5% per annum calculated and paid (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) quarterly in arrears, of the Stockholders’ Equity.

(qq) “REIT” means a “real estate investment trust,” as defined under the Code.

(rr) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(ss) “ROE” means with respect to any fiscal quarter, an amount, expressed as a percentage, equal to (i) the Company’s Core Earnings for such fiscal quarter, annualized, divided by (ii) Stockholders’ Equity as of the end of such fiscal quarter.

(tt) “ROE Milestone” means the date on which the Company has achieved a ROE equal to or greater than 7.5% for two consecutive fiscal quarters following the Effective Date.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Series B-1 Preferred Stock” means the 7.25% Series B-1 Cumulative Redeemable Perpetual Preferred Stock of the Company, par value $0.01 per share.

(ww) “Stockholders’ Equity” means:

(i) the sum of the net proceeds from all issuances of the Company’s equity securities since inception, including the cumulative amount of Common Stock issued as payment of Base Management Fee and any Incentive Compensation following the Effective Date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter (as determined in accordance with GAAP, except without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(iii) any amount that the Company pays for repurchases of its common stock since inception, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude

(iv) one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

With respect to that portion of the period from and after the Effective Date that is used in any calculation of Incentive Compensation or the Base Management Fee, all items in the foregoing sentence (other than clause (iii)) shall be calculated on a daily weighted average basis.

(xx) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(yy) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(zz) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(aaa) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

Section 2. Appointment and Duties of the Manager.

(a) The Company and each of the Subsidiaries hereby appoints the Manager to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The parties acknowledge that (i) the Manager is a special purpose vehicle formed for the principal purpose of serving as the investment manager of the Company; (ii) the Manager is an affiliate of Apollo Global Real Estate Management, L.P. (“Apollo Global Real Estate Management”), an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (iii) the Manager performs its services for the Company through the personnel and facilities of Apollo Global Real Estate Management; (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of Apollo Global Real Estate Management, or (B) other persons who are subject to the supervision and control of Apollo Global Real Estate Management; (v) all of the investment advisory activities of the Manager are subject to the Advisers Act and the rules thereunder; and (vi) the Manager relies upon Apollo Global Real Estate Management’s registration under the Advisers Act in not registering itself.

(c) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

i.

serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for acquisitions of Assets, financing activities and operations, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as of the date hereof are attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

ii.	forming the Investment Committee;

iii.	investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

iv.

representing and making recommendations to the Company in connection with the purchase and finance of, and commitment to purchase and finance, commercial mortgage loans (including on a portfolio basis), real estate-related debt securities, CMBS and other real estate-related assets and the sale and commitment to sell such assets;

v.

with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

vi.

advising the Company on and, negotiating and entering into, on behalf of the Company and the Subsidiaries, credit facilities (including term loans and revolving facilities), repurchase agreements, resecuritizations, securitizations, warehouse facilities, agreements relating to borrowings under programs established by the U.S. government, commercial papers, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

vii.	establishing and implementing loan origination networks, conducting loan underwriting and the execution of loan transactions;

viii.	oversight of loan portfolio servicers;

ix.	providing the Company with portfolio management;

x.

engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

xi.	advising the Company on, preparing, negotiating and entering into, on behalf of the Company, applications and agreements relating to programs established by the U.S. government;

xii.

coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

xiii.

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

xiv.	providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

xv.

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

xvi.

communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

xvii.	counseling the Company in connection with policy decisions to be made by the Board of Directors;

xviii.

evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Guidelines;

xix.

counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

xx.

counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

xxi.	furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

xxii.

monitoring the operating performance of the Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

xxiii.

investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

xxiv.

assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

xxv.	assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

xxvi.

assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

xxvii.

assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

xxviii.

placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

xxix.

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

xxx.

using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

xxxi.

advising the Company and the Subsidiaries with respect to and structuring long-term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

xxxii.

serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by the Company and the Subsidiaries including (1) assisting the Company and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for their investments;

xxxiii.

performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

xxxiv.	using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide loan origination services, asset management services, portfolio servicing, and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(f) In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors of the Company.

(g) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 9 of this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another Person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(j) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(k) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(l) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(n) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(o) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer and president, a chief financial officer, and other appropriate support personnel. The Manager is not obligated to dedicate any of its personnel exclusively to the Company, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company.

(b) The Manager agrees to offer the Company and the Subsidiaries the right to participate in all opportunities that the Manager determines are appropriate for the Company and the Subsidiaries in view of its objectives, policies and strategies, and other relevant factors, subject to the exception that the Company and the Subsidiaries might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other funds and clients in relevant opportunities. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other funds and clients.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or property of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary;

(v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) Neither the Company nor the Subsidiaries shall acquire any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f) In the event that the Company invests in, acquires or sells assets to any joint ventures with Apollo or its Affiliates or if it purchases assets from, sells assets to or arranges financing from or provides financing to Apollo, Apollo sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Apollo’s Affiliates or the Manager, any such transactions shall require the approval of the Independent Directors.

Section 8. Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager quarterly in arrears (i) commencing with the quarter in which the Effective Date occurs, the applicable Base Management Fee and (ii) in any quarter following the achievement of the ROE Milestone in which the Incentive Compensation is earned in accordance with the definition thereof, the Incentive Compensation.

(b) The Manager shall compute each installment of the Base Management Fee, and, if applicable, any Incentive Compensation, within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, subject to Section 8(c) and Section 8(d) of this Agreement, payment of such installment of the Base Management Fee and the Incentive Compensation (if any), as applicable, shown therein shall be due and payable in cash (in the case of the Post-Milestone Base Management Fee) or in shares of Common Stock (in the case of the Pre-Milestone Base Management Fee and any Incentive Compensation), no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) Subject to Section 8(d), the number of shares of Common Stock to be issued to the Manager as payment of any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation, as applicable, shall be equal to the dollar amount of such installment divided by the greatest of (i) the Company’s Book Value Per Share as of the end of the fiscal quarter to which such installment relates, (ii) an amount equal to the average of the closing prices for a share of Common Stock on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates and (iii) the par value per share of Common Stock.

(d) To the extent (i) any issuance of a number of shares of Common Stock to be issued in accordance with this Agreement as payment of any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation is restricted or prohibited under U.S. federal or state securities laws or the rules of the NYSE, (ii) the issuance of such shares of Common Stock to the Manager would result in a violation of the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors has granted the Manager as of the date such shares are otherwise required to be issued, or (iii) the approval of the stockholders of the Company was sought with respect to payment of the Pre-Milestone Base Management Fee and/or Incentive Compensation in Common Stock and was not obtained, then (A) in the case of Sections 8(d)(i) and 8(d)(ii), the Company shall pay such installment of the Pre-Milestone Base Management Fee and/or installment of Incentive Compensation by (1) issuing to the Manager the maximum number of shares of Common Stock that can be issued as partial payment of such installment of the Pre-Milestone Base Management Fee or installment of Incentive Compensation without violating the applicable restriction, prohibition or limit, as the case may be, and (2) paying the balance of such installment of the Pre-Milestone Base Management Fee or installment of Incentive Compensation to the Manager in cash, which may be all or a portion of such fees, and (B) in the case of Section 8(d)(iii), the Company shall pay the Pre-Milestone Base Management Fee and Incentive Compensation in full to the Manager in cash. For the avoidance of doubt, regardless of whether this Section 8(d) requires payment of a particular installment of the Pre-Milestone Base Management Fee or Incentive Compensation partially in cash and partially in stock, or entirely in cash, the Manager will, in all cases, be entitled to receive the full amount of the applicable installment, as calculated and determined pursuant to the terms of this Agreement, including Sections 8(b) and 8(c).

(e) The Base Management Fee and Incentive Compensation are subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

Section 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii)

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager;

(iii)

the compensation and expenses of the Company’s directors and the allocable share of cost of liability insurance under a universal insurance policy covering the Manager, its Affiliates and/or the Company to indemnify the Company’s directors and officers and in connection with obtaining and maintaining the insurance coverage referred to in Section 7(c) of this Agreement;

(iv)

costs associated with the establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(v)	expenses in connection with the application for, and participation in, programs established by the U.S. government;

(v)

expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and the Subsidiaries;

(viii)

expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any of the Company’s or any of the Subsidiary’s securities offerings;

(ix)

costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(x)	compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)	all taxes and license fees;

(xiii)	all insurance costs incurred in connection with the operation of the Company’s business;

(xiv)	costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the assets of the Company and the Subsidiaries;

(xv)

all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xvi)

expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xvii)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xviii)	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xix)	all costs and expenses relating to the development and management of the Company’s website; and

(xx)	all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other compensation of the Manager’s investment professionals who provide services to the Company under this Agreement except that, the Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s chief financial officer based on the percentage of his or her time spent managing the Company’s affairs and (2) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its Subsidiaries’ affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

In addition, the Company, at the option of the Manager, shall be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated to the Company based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its Subsidiaries’ affairs as calculated at each fiscal quarter end. The Manager and the Company may modify this allocation methodology, subject to the Independent Directors’ approval.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Company within 45 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries, including expenses allocated to the Company pursuant to Section 9 above, shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 13. Term; Termination; Effectiveness.

(a) Effective as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety and superseded and replaced by this Agreement in all respects. From and after the Effective Date and until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until [•]2 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of the average annual Base Management Fee and Incentive Compensation during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

[2]	Note: Initial Term to extend one (1) year from the Effective Date.

(c) No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).

(d) If, following the Effective Date, this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 21 of this Agreement shall survive termination of this Agreement.

Section 14. Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors, provided that such assignment does not require the Company’s approval under the Advisers Act.

Section 15. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice). The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by electronic mail, facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Attention: Stuart Rothstein, President, Chief Executive Officer and Director

Facsimile: (212) 515-3251

(b)	If to the Manager:

ACREFI Management, LLC

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Attention: Jessica Lomm

Facsimile: (212) 515-3251

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

Section 19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 21. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 22. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 23. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

ACREFI OPERATING, LLC

By:
Name:
Title:

ACREFI MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to A&R Management Agreement]